Filed Pursuant to Rule 433

Registration File Nos. 333-188791 – 188791-11

Issuer Free Writing Prospectus dated September 12, 2013

Relating to Preliminary Prospectus Supplement dated September 12, 2013

Pricing Term Sheet

Issuer:	Reynolds American Inc.

Guarantors:	Santa Fe Natural Tobacco Company, Inc. / R. J. Reynolds Tobacco Company / R. J. Reynolds Tobacco Co. / Reynolds Finance Company / Reynolds Innovations Inc. / Conwood Holdings, Inc. / American Snuff Company, LLC / Rosswil LLC / R.J. Reynolds Tobacco Holdings, Inc. / R. J. Reynolds Global Products, Inc. / RAI Services Company

Security:	Senior Notes

Principal Amount:	$550,000,000	$550,000,000

Maturity:	September 15, 2023	September 15, 2043

Coupon:	4.850%	6.150%

Issue Price:	99.922%	99.553%

Yield to Maturity:	4.860%	6.183%

Spread to Benchmark Treasury:	+195 basis points	+230 basis points

Benchmark Treasury:	2.500% due August 15, 2023	2.875% due May 15, 2043

Benchmark Treasury Price and Yield:	96-15+ / 2.910%	82-10+ / 3.883%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2014.	March 15 and September 15, commencing March 15, 2014.

Redemption Provisions:	Make-whole call at T+30 basis points	Make-whole call at T+35 basis points

Trade Date:	September 12, 2013	September 12, 2013

Settlement:	September 17, 2013 (T+3)	September 17, 2013 (T+3)

CUSIP/ISIN:	761713 AY2 / US761713AY21	761713 AZ9 / US761713AZ95

Ratings*:	Baa2/BBB- (stable/stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. / Goldman, Sachs & Co. / J.P. Morgan Securities LLC / Credit Suisse Securities (USA) LLC / Fifth Third Securities, Inc. / Mizuho Securities USA Inc. / RBC Capital Markets, LLC / Scotia Capital (USA) Inc.

Senior Co-Managers:	Wells Fargo Securities, LLC / BNY Mellon Capital Markets, LLC

Co-Managers:	The Williams Capital Group, L.P. / PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146, Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or J.P. Morgan Securities LLC collect at 1 (212) 834-4533.